Exhibit 99

USANA Health Sciences Announces Record Third Quarter 2012 Financial Results

  Third quarter net sales increased by 15.1% to $165.2 million
  Earnings per share increased by 45.7% to $1.18 for the quarter
  Company raises 2012 financial outlook

SALT LAKE CITY--(BUSINESS WIRE)--October 23, 2012--USANA Health Sciences, Inc. (NYSE: USNA) today announced record financial results for its fiscal third quarter ended September 29, 2012.

Financial Performance

Net sales for the third quarter of 2012 increased by 15.1% to $165.2 million, compared with $143.5 million in the prior-year period. The growth in net sales was driven by increases in both the Company’s Asia Pacific and North America/Europe regions. Changes in currency exchange rates reduced net sales by nearly $1.0 million.

Net earnings for the third quarter increased to $17.5 million, an increase of 41.2%, compared with the prior-year period. This increase was due primarily to higher net sales, lower relative Associate incentive expense, and a meaningfully lower effective tax rate of 28.2% for the quarter. Earnings per share for the quarter increased by 45.7% to $1.18, compared with $0.81 in the third quarter of the prior year. This improvement in earnings per share can be attributed to higher net earnings and a lower number of diluted shares outstanding, which resulted from the Company’s share repurchases over the last 12 months. Total diluted common shares outstanding as of September 29, 2012 were 14,884, as compared with 15,205 as of October 1, 2011.

“We believe USANA’s exceptional results this quarter are largely due to the strategies we set into place during 2011 and the first part of 2012, which have combined to generate strong momentum for USANA,” said Mr. Dave Wentz, Chief Executive Officer. “A highlight of the quarter was our 20th anniversary celebration at our International Convention in Salt Lake City, where we had record attendance and record sales. A significant part of our convention was the unveiling of our personalization strategy, which focuses on our customers and their experience with us. As part of this strategy, we announced MyHealthPak’s availability in our Asia Pacific region and the launch of new tools and applications designed to help our Associates customize USANA’s products for their customers. Personalization and customization are key components of our long-term strategy to grow our business and deliver value to both our customers and shareholders.”

Regional Results

Net sales in the Asia Pacific region increased by 21.6% to $102.7 million, compared with $84.5 million for the third quarter of the prior year. This improvement was due to strong sales growth in Southeast Asia/Pacific and Greater China. This sales growth was driven by a 21.6% increase in the number of active Associates in Asia Pacific, as well as price increases in certain markets that were implemented in the first quarter. Active Associate growth was driven by double-digit growth in Greater China and Southeast Asia and, to a lesser extent, the addition of Thailand to the region.

“We are successfully executing our strategy in the Asia Pacific region,” continued Mr. Wentz. “We reported local currency sales growth in nearly all of our Asia Pacific markets and double-digit growth in Greater China and Southeast Asia. We are encouraged by the sales and customer growth in Greater China this quarter, a region that represents a meaningful growth opportunity for USANA in the future. Consequently, growing Greater China is one of the pillars of our worldwide strategy.”

During the third quarter of 2012, net sales in the North America/Europe region increased by 5.9% to $62.5 million, compared with $59.0 million in the prior-year period. The number of Active Associates in North America/Europe declined modestly, compared with the third quarter of 2011.

Mr. Wentz added, “Sales in our North America region, which continues to show indications of improvement, were aided by record Convention sales in the U.S. and a market-specific promotion in Mexico. Additionally, we see Associate productivity improving in this region. As we continue to execute our growth strategy in this region, we remain optimistic that it will continue to grow in the foreseeable future.”

The Company maintained its successful track record of generating meaningful levels of cash from operations and ended the quarter with approximately $77 million in cash and cash equivalents. Cash generated from operations totaled $19.7 million for the quarter. During the quarter, the Company invested $8.9 million to repurchase 200,000 shares of the Company’s stock.

Outlook

The Company provided the following updated financial outlook for 2012:

  Consolidated net sales approaching $645 million, versus the previous outlook of between $630 million and $640 million.
  Earnings per share between $4.35 and $4.40, versus the previous outlook of between $4.10 and $4.20.

Chief Financial Officer Doug Hekking commented, “In light of our strong third-quarter performance, and the current momentum we are seeing in the business, we are updating our financial outlook for the remainder of the year. Actual results and our updated forecast for the year would make 2012 USANA’s tenth consecutive year of record sales.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, October 24, 2012 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high-quality nutritional, personal care, and weight-management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France and Belgium. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	1-Oct-11	29-Sep-12	1-Oct-11	29-Sep-12

Net sales	$143,501	$165,175	$435,992	$480,196
Cost of sales	25,202	30,343	77,072	85,633
Gross profit	118,299	134,832	358,920	394,563

Operating expenses
Associate incentives	66,158	70,406	198,725	209,316
Selling, general and administrative	33,365	40,342	103,038	115,150

Earnings from operations	18,776	24,084	57,157	70,097

Other income (expense)	133	267	234	177
Earnings before income taxes	18,909	24,351	57,391	70,274

Income taxes	6,524	6,861	19,800	22,288

NET EARNINGS	$12,385	$17,490	$37,591	$47,986

Earnings per share - diluted	$0.81	$1.18	$2.39	$3.19
Weighted average shares outstanding - diluted	15,205	14,884	15,712	15,064

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	As of	As of
	31-Dec-11	29-Sep-12

ASSETS
Current Assets
Cash and cash equivalents	$50,353	$76,601
Inventories	36,968	33,296
Other current assets	18,738	28,754
Total current assets	106,059	138,651

Property and equipment, net	60,754	62,052
Goodwill	17,740	17,797
Intangible assets, net	42,637	42,022
Deferred income taxes	11,033	6,705
Other assets	6,273	7,057
Total assets	$244,496	$274,284

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$7,952	$6,906
Other current liabilities	51,744	59,881
Total current liabilities	59,696	66,787

Other long-term liabilities	942	946
Deferred income taxes	9,948	9,571
Stockholders' equity	173,910	196,980
Total liabilities and stockholders' equity	$244,496	$274,284

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	1-Oct-11		29-Sep-12
Region

North America / Europe	$59,028	41.1%	$62,490	37.8%

Asia Pacific

Southeast Asia/Pacific	30,117	21.0%	35,709	21.6%

Greater China	47,012	32.8%	59,722	36.2%

North Asia	7,344	5.1%	7,254	4.4%

Asia Pacific Total	84,473	58.9%	102,685	62.2%

Total	$143,501	100.0%	$165,175	100.0%

Active Associates by Region (1)
(Unaudited)

	As of
	1-Oct-11		29-Sep-12
Region

North America / Europe	80,000	37.4%	79,000	32.6%

Asia Pacific

Southeast Asia/Pacific	47,000	22.0%	58,000	24.0%

Greater China	78,000	36.4%	97,000	40.1%

North Asia	9,000	4.2%	8,000	3.3%

Asia Pacific Total	134,000	62.6%	163,000	67.4%

Total	214,000	100.0%	242,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased product at any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	1-Oct-11		29-Sep-12
Region

North America / Europe	51,000	77.3%	52,000	81.2%

Asia Pacific

Southeast Asia/Pacific	7,000	10.6%	6,000	9.4%

Greater China	7,000	10.6%	5,000	7.8%

North Asia	1,000	1.5%	1,000	1.6%

Asia Pacific Total	15,000	22.7%	12,000	18.8%

Total	66,000	100.0%	64,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased product at any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
Media contact:
Dan Macuga, 801-954-7280
Public Relations